EXHIBIT 10.8
AMENDMENT NO. 1 TO
EXECUTIVE SEVERANCE AGREEMENT
      This AMENDMENT NO. 1 (the “Amendment”) to the Executive Severance Agreement dated November 19, 2003 (the “Agreement’) by and between THERMO ELECTRON CORPORATION, a Delaware corporation (the “Company”), and Guy Broadbent (the “Executive”) is made this 9th day of November, 2006 by and between the Company and the Executive. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
      WHEREAS, the Company and the Executive have entered into the Agreement for the purpose of describing the severance benefits that the Executive would receive in the event that Executive’s employment with the Company is terminated under certain circumstances;
      WHEREAS, on November 9, 2006, the Company completed a merger with Fisher Scientific International Inc. (the “Merger”), pursuant to which, among other things, the Company changed its name to Thermo Fisher Scientific Inc.;
      WHEREAS, in connection with the Merger, the Company is making grants of options and restricted shares to its executives and as a condition of such grants, the Company is requiring that the executives sign a noncompetition agreement; and
      WHEREAS, the Company and the Executive have agreed to amend the Agreement in connection with Executive’s execution of the noncompetition agreement between the Company and the Executive of even date herewith;
      NOW, THEREFORE, in consideration for the mutual promises contained herein, the parties hereby agree as follows.
      1. Amendments to Agreement.
          (a) All references to “Thermo Electron Corporation” in the Agreement are hereby amended to read “Thermo Fisher Scientific Inc.”
          (b) Section 1 of the Agreement is hereby amended to add a new sub-section 1.4 to be and read as follows:
          “1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the effective date of termination (which shall be not less than 15 days following delivery of written notice of termination by Executive to the Company), such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom.

                    (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect as of the date of this Agreement or a material diminution in such position, authority or responsibilities;
                    (b) a reduction in the Executive’s annual base salary as in effect on the date of this Agreement or as the same was or may be increased hereafter from time to time;
                    (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program, including without limitation any life insurance, medical, health and accident or disability plan and any vacation program or policy, in which the Executive participates or which is applicable to the Executive (a “Benefit Plan”), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis previously existing (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance and Executive’s performance or (iv) continue to provide any material fringe benefit previously enjoyed by Executive;
                    (d) a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence and (ii) more than 30 miles from the location at which the Executive performed the Executive’s principal duties for the Company immediately prior to the date of this Agreement; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the date of this Agreement;
                    (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1; and
                    (f) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due (provided, however, that in the case of benefits, the Company shall have a period of 30 days after receipt of notice from Executive to cure any default), or any material breach by the Company of this Agreement or any employment agreement with the Executive.
      The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.”
          (c) Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

          “2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) or (b) the fulfillment by the Company of all of its obligations under Sections 4 and 6.2 if the Executive’s employment with the Company terminates prior to the expiration of the Term. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through November 9, 2011; provided, however, that on November 9, 2011 and each November 9 thereafter, the Term shall be automatically extended for one additional year unless, not later than six months prior to the scheduled expiration of the Term (including any extension) thereof, the Company shall have given the Executive written notice that the Term will not be extended.”
          (d) The initial clause of Section 4.1(a) of the Agreement is hereby amended and restated in its entirety as follows:
          “(a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:”
          (e) Section 4.1(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:
          “(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:
                    (1) the sum of (A) the Executive’s base salary through the date of termination, (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (C) the amount of any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and
                    (2) the sum of (A) two (2) times the Executive’s annual base salary and target bonus as in effect immediately prior to the date of termination, and (B) the amount of any accrued vacation pay, to the extent not previously paid; and”
          (f) The reference to “18 months” in Section 4.1(a)(ii) is hereby amended to read “24 months”.
          (g) Section 4.1(b) of the Agreement is hereby amended and restated in its entirety as follows:
          “(b) Termination for Cause, Disability or Death. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall (i) pay the Executive in a lump sum in cash within 30 days after the date of termination, the Executive’s base salary through the date of termination and (ii) timely pay or provide to the Executive the Other Benefits. If the Company terminates the Executive’s employment with the Company because of the Executive’s disability or the Executive’s death, then the Company shall (i) pay the Executive or the Executive’s estate, in a lump sum in cash within 30 days after the date of termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.
          (h) Section 4.4 of the Agreement is hereby amended and restated in its entirety as follows:
          “4.4. Release of Claims by Executive. The Executive shall not be entitled to any payments or other benefits hereunder unless the Executive executes and, if applicable, does not revoke, a full and complete release of claims and a reasonable and customary separation agreement that includes nondisparagement and cooperation provisions. The parties further agree that the separation agreement shall not include any restrictive covenants that are in addition to those already contained in the Noncompetition Agreement between the Company and Executive dated November 9, 2006.
      2. Miscellaneous.
          (a) No Other Amendments. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the Agreement remain in full force and effect and the Parties hereby ratify and confirm their rights and obligations under the Agreement, as amended hereby.
          (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to each of them.
          (c) Governing Law. This amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts.
          (e) Effectiveness of Amendment. The amendments to the Agreement contemplated by this Amendment shall become effective upon the execution of this Amendment by the Parties.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first set forth above.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Steve Sheehan

EXECUTIVE:

/s/ Guy Broadbent
Guy Broadbent